Elitegroup

ADMINISTRATIVE SERVICES AGREEMENT

This Administration Services Agreement ("Agreement") is made between The Elite Group, LLC ("Elite") and Cherokee Pharmaceuticals LLC (a PRWT Company) ("Customer").

1. SERVICES

A. In connection with Elite being named Broker of Record for Customer's Employee Benefit Plans, Elite will perform the services described in the attached Schedules (the "Services") on a timely basis and in accordance with the policies, practices, and procedures established by Elite, and by generally accepted standards and practices in the industry, and applicable law. and Statement of work (SOW)

B. At its own expense, Elite will maintain sufficient personnel and facilities to provide the Services.

C. Elite will exercise reasonable care, diligence and skill in performing the Services.

2. AUTHORITY

The parties expressly acknowledge and agree that:

A. Elite is engaged to perform the Services as an independent contractor only and under no circumstance as an employee of Customer.

B. Elite has no discretionary authority or control over the management or disposition of Customer's assets except as is set forth in this Agreement.

C. Elite has no responsibility for any funding of Customer's Plan's benefits.

3. INDEMNIFICATION

A. Elite shall indemnify and hold Customer harmless against any liability, costs, expenses, fines, losses, or damages, including reasonable attorney's fees and costs incurred in the defense or investigation of any claim, suit, proceeding or action, arising out of Elite's sole negligence, willful misconduct, or Elite's failure to act in accordance with applicable state or federal laws in carrying out its duties under this Agreement, except to the extent that Customer has caused, contributed to or compounded the action or omission. Specifically, Elite shall not indemnify or hold Customer harmless for any actions that result from Customer failing to pay insurance premiums as required under Customer's insurance contracts.

B. Customer shall indemnify and hold Elite harmless against any liability, costs, expenses, fines, losses or damages, including reasonable attorney's fees and costs incurred in the defense or investigation of any claim, suit, proceeding or action, arising out of Customer's sole negligence, willful misconduct, or Customer's failure to act in accordance with applicable state or federal laws, including without limitation, Customer's failing to pay insurance premiums as required under Customer's insurance contracts.

C. If Customer purchases Elite's Human Resource products and/or services, Elite will use its best efforts to provide solutions and answer questions submitted by Customer, but provides these services without warranty or guarantee. Recommendations and opinions provided by Elite are based on general Human Resource management fundamentals, practices and principles and are not legal opinions or guaranteed outcomes. Recognize that we are not attorneys and consequently we do not conduct legal research, nor do we render legal opinions. We strongly recommend that Customer consult with qualified legal counsel of their choice to address legal concerns related to the recommendations, solutions and opinions offered or suggested by Elite as respects to Human Resource issues.

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4. **DUTIES OF ELITE**

A. Elite shall perform all services as outlined in the attached Schedules, and in accordance with the statement of work as revised on November 20, 2007.

5. **DUTIES OF CUSTOMER**

A. Customer shall appoint Elite as its "Broker of Record" on its employee benefits plans and maintain Elite in such capacity for the duration of this Agreement.

B. Customer shall pay Elite according to the terms set out in Schedule A.

6. **CONFIDENTIALITY**

A. As a result of this Agreement, Elite may have access to information about Customer and Customer's employees that is of a confidential nature, such as information concerning Customer's processes, methods, payroll information, and human resources issues (collectively "Customer Confidential Information"). Elite acknowledges that the Customer Confidential Information has great value and, if disclosed or used in violation of this paragraph 7, would cause Customer immediate and irreparable injury. Elite, and its respective employees and agents, shall not disclose or disseminate to anyone, or use for their own benefit, any Customer Confidential Information, except as contemplated in this Agreement.

B. As a result of this Agreement, Customer may have access to information of a proprietary nature owned or licensed by Elite, such as information concerning Elite's systems, technology, computer programs, processes and methods (collectively "Confidential Information"). Customer acknowledges that the Confidential Information of Elite has great value and, if disclosed or used in violation of this paragraph 7, would cause Elite immediate and irreparable injury. Customer, and its respective employees and agents, shall not disclose or disseminate to anyone, or use for their own benefit, any Confidential Information of Elite, except as contemplated in this Agreement.

7. **TERM AND TERMINATION**

A. The Initial Term of this Agreement shall be for a period of one (1) year from the effective date of this Agreement. After the Initial Term, either party may terminate this Agreement in whole or with respect to any Service provided by giving not less than sixty (60) days prior written notice to the other party. Additionally, either party will have the right to terminate this Agreement, with respect to any of the Services, effective:

1. Upon the failure of the other party to cure any monetary default including failure to pay Elite's fees and charges or to properly fund an account within ten (10) calendar days after written notice thereof;

2. Upon the failure of the other party to cure any material, non-monetary default within twenty (20) calendar days after written notice thereof, or to commence within that same period to cure any such default that cannot reasonably be resolved within twenty (20) days and to continue diligently working towards such cure thereafter for a period not to exceed sixty (60) calendar days:

3. Subject to applicable law, immediately upon the date the other party becomes insolvent, has a receiver or bankruptcy trustee appointed for it, or makes a general assignment for the benefit of creditors; or

4. Upon the effective date of any fee adjustment by Elite in accordance with the terms of a Schedule if Customer does not agree to such adjustment.

B. Upon the termination of this Agreement for any reason, each party will:

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1. Pay to the other party all amounts due under this Agreement within the lesser of twenty (20) calendar days or the time period specified herein;

2. Immediately return to the other party any Confidential Information or Customer Confidential Information. Alternatively, such information or material may be destroyed with the other party's written consent.

8. ADDITIONAL COMPENSATION

Customer acknowledges that Elite is entitled to receive additional compensation in the form of sales or override commissions or similar profit sharing arrangements with insurers or other service providers.

9. RECORDS

A. Customer will provide to Elite all information reasonably necessary required by Elite to properly render the Services. Elite may rely on such information in performing the Services and Customer is solely responsible for its accuracy.

B. Elite will maintain adequate records relating to the Services. Upon reasonable advance notice and during normal business hours, Customer may review such records; provided, however, that Elite may require Customer's representatives to execute a confidentiality agreement provided by Elite prior to any such review.

C. Elite shall have the right to terminate this Agreement and all services performed hereunder, immediately, in the event that Elite is terminated as Customer's Broker of Record.

10. NOTICES

All notices given under this Agreement shall be in writing and shall be given either by personal delivery against a receipt copy; (ii) by certified or registered U.S. Mail, postage prepaid, or (iii) by overnight carrier. The notice shall be sent:

IF TO ELITE:	IF TO CUSTOMER:
Matthew S. Naylor	Mr. Skip Lee
Chief Executive Officer	President
The Elite Group, LLC	PRWT Services
191 Sheree Boulevard, Second Floor	1835 Market Street, 8th Floor
Exton, PA 19341	Philadelphia, PA 19103

11. MISCELLANEOUS

A. This Agreement along with the Schedules (including any Agreements that Customer may be required to execute with vendor for vendor performing services on behalf of Elite) constitutes the entire agreement between Elite and Customer with respect to this subject matter. This Agreement may only be modified in writing by authorized representatives of both Elite (or where appropriate Elite's vendor) and Customer. If any provision of this Agreement is held to be illegal or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in effect and the illegal or unenforceable provision shall be modified so as to conform to the original intent of this Agreement to the greatest extent legally permissible.

B. Customer recognizes and understands that Elite may assign certain of its duties under this Agreement to third party vendors. Customer may be required to execute separate agreements with these third party vendors, which shall be subject to review and approval by Customer.

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C. The prevailing party in any proceedings that concern the interpretation or enforcement of this Agreement shall be entitled to recover reasonable costs and attorney's fees incurred in connection with such proceedings, including any appeal.

D. The obligations of either Elite or Customer under this Agreement will be suspended during the continuance of any Force Majeure applicable to the other party. The term "force majeure" shall mean any cause not reasonably within the control of the party claiming suspension, including without limitation an act of God, industrial disturbance, war, riot, weather-related disaster, earthquake and governmental action. The party claiming suspension under this paragraph shall take reasonable steps to resume performance as soon as possible without incurring unreasonably excessive costs.

E. This Agreement shall be governed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to the rules of conflict or choice of law provisions that would require the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the parties intending to be legally bound have caused this Agreement to be signed by their duly authorized representatives.

The Elite Group, LLC:		**Cherokee Pharmaceuticals LLC (a PRWT Company):**	
By:	[signature]	By:	[signature]
Name:	Richard R. Moyer	Name:	Skip Lee
Title:	Chief Operating Officer	Title:	President
Date:	11/28/07	Date:	

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Elitegroup

SCHEDULE A
SERVICES AND FEES SCHEDULE

Cherokee Pharmaceuticals LLC (a PRWT Company)
September 27, 2007

Elite shall provide the following services under this Agreement at no cost to PRWT Services.

- **Employee Benefits Consulting**
  - Section 125 Premium Only Plan
  - Flexible Spending Account
  - Medical
  - Vision
  - Dental
  - Short Term Disability
  - Long Term Disability
  - Life/Accidental Death & Dismemberment
  - Voluntary Benefits

- **Benefits Administration**
  - Benefits Enrollment
  - Deletions and Additions
  - Bill Reconciliation
  - Employee Benefits Hotline
  - COBRA Administration

- **AccessHR.net HRIS Web Portal**
  - On-Line Benefits Enrollment
  - Employee Self Service
  - Client Intranet
  - Hidden Paycheck
  - Electronic Pay Stub
  - On-Line HR Library

ACCEPTED BY:

Cherokee Pharmaceuticals LLC (a PRWT Company)	The Elite Group, LLC
[signature]	[signature]
Skip Lee, President	Richard R. Moyer, COO
12/10/07	11/28/07
Date	Date

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